Exhibit 5.1

September 20, 2024

Akanda Corp.
1a, 1b Learoyd Road

New Romney, TN28 8XU

United Kingdom

Dear Sirs/Mesdames:

Re:	Akanda Corp. - Registration Statement on Form F-1

We have acted as Canadian counsel in the province of Ontario to Akanda Corp. (the “Corporation”), a corporation existing under the laws of the Province of Ontario, in connection with a Registration Statement on Form F-1 dated September 5, 2024, as amended by Amendment No. 1 dated as of the date of this opinion (the “Registration Statement”), being filed by the Corporation with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”), relating to the Corporation’s offering of 1,271,186 common shares in the capital of the Corporation (each, a “Common Share” and such number of Common Shares issued and sold in the Offering being the “Offered Shares”) at an assumed public offering price of US$1.18 per Common Share for aggregate gross proceeds of US$1,500,000 (the “Offering”), pursuant to an underwriting agreement to be entered into on or prior to the closing date of the Offering between the Corporation and Univest Securities, LLC, as representative, and other underwriters to be named therein, as applicable (the “Underwriting Agreement”). Under the terms of the Underwriting Agreement, the Corporation is also offering pre-funded Common Share purchase warrants (each a “Warrant” and such number of Warrants issued and sold in the Offering being the “Offered Warrants”), each exercisable into one Common Share (each, a “Warrant Share”), in lieu of Common Shares, to any investor whose purchase of Common Shares in the Offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of the outstanding Common Shares immediately following the closing of the Offering. The purchase price of each Warrant is equal to the price at which one Common Share is sold in the Offering, minus US$0.0001, and the exercise price of each Warrant is US$0.0001 per Common Share. The Offered Warrants are immediately exercisable and may be exercised at any time until all of the Offered Warrants are exercised in full.

The Offered Shares and Offered Warrants are collectively referred to as the “Offered Securities”.

EXAMINATION OF DOCUMENTS

In giving the opinion expressed below, as Canadian counsel for the Corporation, we have examined an executed copy of the Registration Statement.

This opinion is being provided at the request of the Corporation.

For the purposes of the opinion expressed below, we have considered questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

1.	the articles and by-laws of the Corporation (collectively, the “Constating Documents”);

2.	resolutions of the board of directors of the Corporation authorizing and approving, among other things, the Registration Statement, and the creation, issue and sale of the Offered Securities;

3.	a certificate of status in respect of the Corporation issued by the Ontario Ministry of Public and Business Service Delivery (formerly the Ministry of Government and Consumer Services) (Ontario) on September 20, 2024 (the “Certificate of Status”); and

4.	as to certain matters of fact relevant to the opinion expressed below, a certificate of an officer of the Corporation dated the date of this opinion addressed to Gowling WLG (Canada) LLP.

We have not reviewed the minute books or, except as described above, any other corporate records of the Corporation.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry, that:

1.	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents;

2.	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

3.	all information contained in all documents reviewed by us is true and correct; and

4.	there is no foreign law that would affect the opinion expressed herein.

We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have also assumed that at all relevant times:

1.	the Corporation has the corporate power and capacity to authorize the terms of the Offering and related matters;

2.	at the time of offer, issuance and sale of any Offered Securities, the Registration Statement will have been declared effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect;

3.	the terms of the Offering and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

4.	the Corporation has taken all necessary corporate action to authorize the terms of the Offering and related matters;

5.	the Corporation has the corporate power and capacity to execute and deliver, and perform its obligations under the terms and conditions of any purchase, underwriting or other agreement, indenture, certificate, instrument or other document relating to the Corporation’s creation, authentication, issuance, sale and/or delivery of the Offered Securities to which the Corporation is party and/or the Offering (any such agreement, an “Agreement”);

6.	the Corporation has taken all necessary corporate action to authorize the execution and delivery by the Corporation of each applicable Agreement and the performance of its obligations under the terms and conditions thereof;

7.	each applicable Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties have the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) and is enforceable in accordance with its terms against all parties thereto;

8.	the execution and delivery of each applicable Agreement and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

9.	the Corporation has the corporate power and capacity to authorize, create, authenticate, issue, sell and deliver the Offered Securities and to perform its obligations under the terms and conditions thereof;

10.	the Corporation has taken all necessary corporate action to authorize, create, authenticate, issue, sell and deliver the Offered Securities and to perform its obligations under the terms and conditions thereof, and all of the terms and conditions relevant to the creation, issuance, sale and delivery of the Offered Securities in the applicable Agreement have been complied with, including any other person signing or authenticating the Offered Securities, as applicable;

11.	the authorization, creation, authentication, issuance, sale and delivery of the Offered Securities and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

12.	all Offered Securities will be offered and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement;

13.	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Offered Securities or the Offering; and

14.	if any obligation under any Agreement is required to be performed in a jurisdiction outside of the Province of Ontario, the performance of that obligation will not be illegal under the laws of that jurisdiction.

Where our opinion expressed herein refers to any of the Offered Securities having been issued as “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been received by the Corporation for such Offered Securities. No opinion is expressed as to the adequacy of any consideration received.

In giving the opinion expressed in paragraph 1 below, we have relied solely on the Certificate of Status, which we have assumed continues to be accurate as of the date hereof.

LAWS ADDRESSED

We are solicitors qualified to express opinions only with respect to the laws of the Province of Ontario and the opinion expressed herein relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof.

OPINION

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Corporation is an existing corporation under the Business Corporations Act (Ontario).

2.	Upon receipt by the Corporation of the payment for the Offered Shares provided for in the applicable Agreement and when issued, sold and delivered in accordance with such Agreement, the Offered Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

3.	Upon receipt by the Corporation of the payment for the Offered Warrants provided for in the applicable Agreement, and when created, issued, sold and delivered in accordance with such Agreement, the Offered Warrants will be validly created and issued securities of the Corporation.

4.	Upon exercise of the Offered Warrants in accordance with the terms of the applicable Agreement (including receipt by the Corporation of the payment of the exercise price for the Warrants), the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

5.	The statements concerning Canadian tax matters set forth in the Registration Statement under the subheading “Certain Material Canadian Federal Income Tax Considerations” under the heading “Certain Tax Considerations” insofar as they purport to describe the provisions of the laws referred to therein represent our opinion with respect to the matters discussed therein subject to the qualifications, assumptions and limitations set out under such heading.

QUALIFICATIONS AND LIMITATIONS

1.	The legality, validity, binding effect and enforceability of each Agreement are subject to, and may be limited by, applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, moratorium, preference and other similar laws of general application affecting the enforcement of creditors’ rights generally.

2.	The enforceability of the obligations of the Corporation under each Agreement is subject to, and may be limited by, general equitable and legal principles, including those relating to the conduct of parties such as reasonableness and good faith in the performance of contracts, and to the principle that equitable remedies such as injunctive relief and specific performance are only available in the discretion of the court.

3.	We express no opinion as to compliance by the Corporation with any continuous disclosure obligations under applicable securities laws in connection with the Offering.

RELIANCE

This opinion is furnished in accordance with the requirements of Item 8.a. of Form F-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion may not otherwise be disclosed, quoted, filed with a government agency or referred to without our prior express consent.

Our opinion is given as of the date of this opinion letter. Among other things, our opinion does not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name on the cover page, under the heading “Legal Matters”, and under the subheading “Certain Material Canadian Federal Income Tax Considerations” under the heading “Certain Tax Considerations” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,

(Signed) “Gowling WLG (Canada) LLP”

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